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Exhibit 3.2

                        CERTIFICATE OF AMENDMENT

                                   OF

                      CERTIFICATE OF INCORPORATION

                                   OF

                          LINDBERG CORPORATION


     LINDBERG CORPORATION, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the

"corporation"),

     DOES HEREBY CERTIFY:

     FIRST:    That the board of directors of the corporation, at a

meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:

          The corporation's Certificate of Incorporation shall be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

               FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 26,000,000, of which 25,000,000 shall be shares of common stock, $0.01 par value, and 1,000,000 of which shall be shares of preferred stock, $0.01 par value. The corporation may issue preferred stock from time to time in one or more series as the board of directors of the corporation may establish by the adoption of a resolution or resolutions relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the board of directors pursuant to the authority granted hereby.

     SECOND:   That, at the duly called and held annual meeting of the

stockholders of the corporation, the necessary number of shares required by statute were voted in favor of the amendment.

     THIRD:    That the aforesaid amendment was duly adopted in

accordance with the applicable provisions of Section 242 of the Delaware

General Corporation Law.

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     IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by Stephen S. Penley, its Secretary, this 24th day of April,

1998.


                                LINDBERG CORPORATION



                                By:________________
                                  Stephen S. Penley
                                  Secretary


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